Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SIGMA ADDITIVE SOLUTIONS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES H CONVERTIBLE PREFERRED STOCK

The undersigned, William Kerby, Chief Executive Officer, does hereby certify that:

1. He is the President and Chief Executive Officer of Sigma Additive Solutions, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which (a) 1,621,500 shares have been designated as Series A Convertible Preferred Stock, none of which are presently issued and outstanding; (b) 1,000 shares have been designated as Series B Convertible Preferred Stock, none of which are presently issued and outstanding; (c) 1,500 shares have been designated as Series C Convertible Preferred Stock, none of which are presently issued and outstanding; (d) 7,796 shares have been designated as Series D Convertible Preferred Stock, none of which are presently issued and outstanding; (e) 500 shares have been designated as Series E Convertible Preferred Stock, 316 of which are presently issued and outstanding; (f) 5,843,997 shares have been designated as Series F Convertible Preferred Stock, none of which are presently issued and outstanding; and (g) 100,000 shares have been designated as Series G Convertible Preferred Stock, none of which are presently issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the amended and restated articles of incorporation of the Corporation, as amended (the “Articles of Incorporation”), provide for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist up to one hundred and fifty thousand (150,000) shares of Series H Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1. Definitions.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Ratio” shall have the meaning set forth in Section 7(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Converted Stock” shall have the meaning set forth in Section 7(a)

“Holder” means, as of a given point in time, a Person who holds Preferred Stock.

“Liquidation Event” shall have the meaning set forth in Section 6(a).

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Requisite Holders” means holders of record of a majority of the outstanding shares of Preferred Stock (excluding, for the avoidance of doubt, any shares of Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise acquired, which shall not be entitled to a vote).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 7(c).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. This series of preferred stock shall be designated and known as “Series H Convertible Preferred Stock” (the “Preferred Stock”). The number of shares constituting the Preferred Stock shall be one hundred and fifty thousand (150,000) shares. Each share of Preferred Stock shall have a par value of $0.001 per share.

3. Ranking. Except as otherwise provided herein, the Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”), of the Corporation.

4. Dividends. Holders of Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis calculated based on the Conversion Ratio, disregarding for such purpose any conversion limitations or liquidation preferences hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

5. Voting. Except as otherwise expressly provided herein or in the Articles of Incorporation, or as provided by the Nevada Revised Statutes, the holders of shares of Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Preferred Stock would then be convertible (disregarding for such purpose any conversion limitations or liquidation preferences hereunder). However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, or (c) enter into any agreement with respect to any of the foregoing.

6. Liquidation Rights.

(a) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Preferred Stock shall be entitled to participate, on an as-converted-to-Common Stock basis calculated based on the Conversion Ratio (disregarding for such purpose any conversion limitations or liquidation preferences hereunder), with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

(b) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

7. Conversion.

(a) Automatic Conversion. On the date (the “Conversion Date”) upon which the Corporation has effected an increase in the number of shares of Common Stock authorized for issuance under the Articles of Incorporation, to at least the extent required to convert all of the issued and outstanding shares of Preferred Stock, each outstanding share of Preferred Stock shall be automatically converted into one (1) share of Common Stock (subject to adjustment as set forth herein) (the “Conversion Ratio”). The shares of Preferred Stock that are converted pursuant to this Section 7 are referred to as the “Converted Stock.”

(b) Delivery of Conversion Shares Upon Conversion. Not later than five (5) Business Days after the Conversion Date, the Corporation shall deliver, or cause to be delivered, to the Holders such number of Conversion Shares being acquired upon the conversion of the Preferred Stock. The Conversion Shares shall be issued as follows:

i. Converted Stock that is registered in book entry form shall be automatically cancelled upon the Conversion Date and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two (2) Business Days of the effectiveness of the conversion.

ii. Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the Conversion Date and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock and any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

(c) Delivery of Certificate or Book Entry Form. Upon conversion, not later than two (2) Business Days after the Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Preferred Stock being converted, duly endorsed by the Holder (the “Share Delivery Date”), the Corporation shall either: (a) in the event that the Holder has so elected in a written notice to the Corporation, deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock or (b) otherwise shall issue and deliver to such Holder or such Holder’s nominees, documentation of the book entry for the number of Conversion Shares being acquired.

(d) Reservation of Shares Issuable Upon Conversion. Upon the Corporation effecting an increase in the number of shares of Common Stock, the Corporation shall reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Preferred Stock. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round down to the next whole share of Common Stock.

(f) Transfer Taxes and Expenses. The issuance of Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(g) Certain Adjustments.

i. Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (A) subdivides outstanding shares of Common Stock into a larger number of shares; or (B) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Upon the occurrence of each adjustment to the Conversion Ratio, the Corporation, at its expense, shall, as promptly as reasonably possible but in any event not later than five (5) Business Days thereafter, compute such adjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) Business Days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Ratio then in effect and (ii) the number of shares of Common Stock which then would be received by such Holder upon conversion.

ii. Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding

8. Redemption Right. The Preferred Stock shall not have any redemption rights.

9. Miscellaneous.

(a) Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

(b) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(c) Transfer of Preferred Stock. A Holder may transfer some or all of its shares of Preferred Stock without the consent of the Corporation so long as such transfer complies with all applicable securities laws.

(d) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, by a majority of the Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes or the Articles of Incorporation.

IN WITNESS WHEREOF the undersigned has signed this Designation this 26th day of January 2024.

SIGMA ADDITIVE SOLUTIONS, INC.

By:	/s/ William Kerby
Name:	William Kerby, Chief Executive Officer

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